Exhibit 10.2

August 28, 2014

Michael Dale

1450 Hunter Drive

Wayzata, MN 55391-9658

Re:	Offer of Employment

Dear Mr. Dale:

GI Dynamics, Inc. (the “Company”) is pleased to offer you employment as the Company’s President and Chief Executive Officer on the terms and conditions set forth in this letter agreement (the “Agreement”).

1. Commencement of Employment; Board Membership. Your employment with the Company as President and Chief Executive Officer will start no later than September 18, 2014 (the “Start Date”). You also will serve as a member of the Company’s Board of Directors (the “Board”) during your employment hereunder, subject to any required approval. You will resign from the Board effective immediately upon the termination of your employment with the Company for any reason.

2. Duties. You will devote your best efforts and full business time, skill and attention to the performance of your duties, subject to the direction of the Board. You will perform such executive, managerial, administrative and professional duties as are normally associated with those positions and customarily performed by those holding such offices at businesses similar to the Company. You will also be expected to adhere to the written employment policies and practices of the Company that may be in effect from time to time, except that when the terms of this Agreement conflict with the Company’s written employment policies or practices, this Agreement will control. You will also be expected to comply with the Company’s corporate governance policies and charters that may be in effect from time to time.

3. Salary. You will be paid an annual base salary (the “Base Salary”) of four hundred fifty thousand dollars ($450,000), less applicable deductions and withholdings, to be paid each month in accordance with the Company’s payroll practices, as may be in effect from time to time. Your performance and Base Salary will be reviewed on an at least an annual basis by the Board upon the recommendation of the Compensation Committee of the Board (the “Compensation Committee”). You will be entitled to such increases in Base Salary during your employment as will be determined by the Board, taking into account your performance and that of the Company, and other factors considered relevant by the Board.

4. Performance Bonus. Each calendar year, you will be eligible to earn an annual incentive bonus equal to forty five percent (45%) of your annual Base Salary (the “Performance Bonus”). Whether you receive such a bonus, and the amount of any such bonus (“Earned Performance Bonus”), will be determined by recommendations from the Compensation Committee and approval from the Board, and will be based upon achievement of performance objectives (the “Performance Objectives”) to be mutually agreed upon between you and the Compensation Committee. The amount, if any, of such Earned Performance Bonus will be paid to you within forty five (45) days following the close of the fiscal year to which it relates, and in no event later than March 15th of the calendar year immediately following the calendar year in which it was earned. You must be employed on the last day of the fiscal year to which it relates in order to earn the Earned Performance Bonus. However, if your employment is terminated either by you without Good Reason or the Company for Cause prior to any Earned Performance Bonus being paid, you will not have earned the Earned Performance Bonus and no partial or prorated Earned Performance Bonus will be paid.

5. Benefits.

(a) You will be eligible to participate in the Company’s standard benefit programs made available to senior executives, subject to the terms and conditions of such plans. The Company may, from time to time, change these benefits in its discretion. Additional information regarding these benefits is available for your review upon request.

(b) The Company will reimburse you for all normal, usual and necessary expenses incurred by you in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of your expenditures and in accordance with the Company’s policies with respect thereto as in effect from time to time. You must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred. All reimbursements provided under this Agreement will be made or provided in accordance with the requirements of Section 409A of the Internal Revenue Code (“Code Section 409A”) including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(c) You will be designated as a named insured on the directors’ and officers’ liability insurance of the Company.

(d) You will, during each calendar year of your employment, be entitled to four (4) weeks of vacation per annum, in addition to nationally recognized holidays.

(e) The Company expects that you will relocate your principal residence to the Boston, MA vicinity within six (6) months following the Start Date. In 2015, the Company will reimburse you up to one hundred thousand dollars ($100,000) for documented reasonable and customary costs to include moving expenses, costs to sell your existing residence, costs of searching for a new residence and closing costs incurred in connection with the purchase of your new residence (collectively, “Relocation Expenses”) incurred by you in calendar year 2014 or 2015. Those Relocation Expenses will be paid within 30 days of your submission of documentation of those expenses. You and the Company will work with a relocation firm to attempt to reduce the tax implications of the reimbursed amounts. The Company will pay you an additional amount to compensate you for federal and state income taxes incurred in connection with the reimbursement of the Relocation Expenses (the “Gross-Up Payment”) such that the amount of the Gross-Up Payment plus the net after-tax amount of the reimbursed Relocation Expenses is equal to the amount you would have received had the reimbursed Relocation Expenses not been subject to federal and state taxation, provided that the gross total payment of reimbursed Relocation Expenses and Gross-Up Payments made by the Company hereunder shall not exceed one hundred twenty five thousand dollars ($125,000) in the aggregate. The Company also will pay for the documented reasonable costs of temporary housing (e.g., extended stay hotel or similar) in the vicinity of Boston, MA and rental transportation for a period of up to a maximum period of six (6) months following the Start Date, and up to a maximum payment of five thousand dollars ($5,000) per month (such temporary housing and rental transportation costs, together with the reimbursed Relocation Expenses and Gross-Up Payment, collectively referred to herein as the “Total Relocation Benefit”). You expressly acknowledge and agree that: (i) in the event that you voluntarily terminate your employment with the Company for any reason within the twelve (12) months following the Start Date, one hundred percent (100%) of the gross amount of the Total Relocation Benefit under this Section 5(e) must be repaid to the Company, and you agree to make such repayment within thirty (30) days following such voluntary termination, and (ii) in the event that you voluntarily terminate your employment with the Company for any reason following the conclusion of the twelfth (12th) month following the Start Date and before the conclusion of the twenty third (23rd) month following the Start Date, fifty percent (50%) of the gross amount of the Total Relocation Benefit under this Section 5(e) must be repaid to the Company, and you agree to make such repayment within thirty (30) days following such voluntary termination. Reimbursements provided under this Section 5(e) shall be subject to Section 5(b) of this Agreement and applicable Company policy.

6. Equity.

Option Grant. On the Start Date, the Company will grant you an option to purchase shares of the Company’s common stock equal to three and one-quarter percent (3.25)% of the Company’s Fully Diluted Stock (as defined below) as of the grant date (the “Options”), at a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2011 Employee, Director and Consultant Equity Incentive Plan (the “2011 Plan”) of the Company’s common stock on the date of grant. The Options will vest over a four (4) year period, with one quarter (1/4) of the shares subject to the Options vesting on the one (1) year anniversary of the date of grant, and the remaining shares vesting equally over the following thirty-six (36) months of continuous service, provided that you are providing services to the Company as an employee or consultant on such vesting dates (no vesting will occur following the termination of employment or consulting services). The Options will be, to the maximum extent permissible, treated as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code. The Options will be evidenced in writing by, and subject to the terms and conditions of, the 2011 Plan and the Company’s standard form of stock option agreement, which agreement shall expire ten (10) years from the date of grant except as otherwise provided in the stock option agreement or the Plan.

(a) Restricted Stock Unit Grant. On the Start Date, the Company will grant you restricted stock units in the Company equal to three-quarters of one percent (.75)% of the Company’s Fully Diluted Stock (as defined below) as of the grant date (the “RSUs”). The RSUs will provide for the issuance of shares over a four (4) year period, with one quarter (1/4) of the subject shares issued on the one (1) year anniversary of the date of grant, and the remaining subject shares issued equally over the following three (3) years of continuous service, provided that you are providing services to the Company as an employee or consultant on such issuance dates (no vesting will occur following the termination of employment or consulting services). The RSUs will be evidenced in writing by, and subject to the terms and conditions of, the 2011 Plan and the Company’s standard form of restricted stock unit agreement, which agreement shall expire ten (10) years from the date of grant except as otherwise provided in the restricted stock unit agreement or the Plan.

(b) Performance Stock Unit Grant. On the Start Date, the Company will grant you performance stock units in the Company equal to one percent (1.0)% of the Company’s Fully Diluted Stock (as defined below) as of the grant date (the “PSUs”). The PSUs will provide for the issuance of: (1) fifty percent (50%) of the shares upon the Company’s first achievement of product revenue which equals or exceeds six million U.S. dollars ($6,000,000) over any twelve (12) consecutive month period (“Revenue PSUs”) and (2) fifty percent (50%) of the shares upon submission of the full EndoBarrier pre-market approval application to the U.S. Food and Drug Administration for the Company’s pivotal trial (“PMA PSUs”), provided that you are providing services to the Company as an employee or consultant on such issuance dates (no vesting will occur following the termination of employment or consulting services). The Revenue PSUs that have not vested by January 22, 2017 will lapse on that date. The PMA PSUs that have not vested by January 22, 2018 will lapse on that date. The PSUs will be evidenced in writing by, and subject to the terms and conditions of, the 2011 Plan and the Company’s standard form of restricted stock unit agreement, which agreement shall expire ten (10) years from the date of grant except as otherwise provided in the restricted stock unit agreement or the Plan.

(c) Change of Control. As described in the applicable stock option or restricted stock unit agreement(s) and subject to the terms and conditions thereof, if there is a Change of Control (as defined in each such agreement) involving the Company, then one hundred percent (100%) of all of your unvested options, performance stock units and restricted stock units shall vest and become immediately exercisable as of the consummation of the Change of Control. The parties acknowledge and agree that to the extent that this Section 6(c) conflicts with any term of an option agreement or grant document listed above (including but not limited to any term of such option agreement or grant document that permits or requires that a termination without “Cause” or as a result of a “Good Reason” occur following a Change of Control in order for unvested options to become vested and fully exercisable) then the terms of this Section 6(c) shall govern.

As used herein “Fully Diluted Stock” means, as of the date of measurement, the sum of (a) all outstanding shares of the Company’s common stock, (b) all outstanding shares of the Company’s preferred stock on an as-converted to common stock basis and (c) all shares of common stock issuable pursuant to exercise or conversion of all outstanding options, warrants or convertible securities, including all shares of common stock reserved for grant pursuant to any stock option plans.

7. Severance.

(a) Termination For Cause; Resignation without Good Reason. If, at any time, the Company terminates your employment for Cause (as defined herein), or you resign without Good Reason (as defined herein), you will receive your Base Salary accrued through your last day of employment, as well as any unused vacation (if applicable) accrued through your last day of employment (subject to any repayment obligations described in Section 5). Under these circumstances, you will not be entitled to any other form of compensation from the Company, including any severance benefits.

(b) Termination without Cause; Resignation for Good Reason; Death or Disability. If your employment is terminated by the Company without Cause, or by you for Good Reason, or due to your death or disability (disability meaning your failure to perform your normal required services hereunder for a period of three (3) consecutive months during any calendar year by reason of your mental or physical disability, as determined by an independent physician reasonably satisfactory to you and the Company) (collectively, such reasons for separation, an “Involuntary Termination”), and provided such Involuntary Termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to the conditions set forth in Section 7(d), you will be entitled to receive the following severance benefits (collectively, the “Severance Benefits”):

(i) an amount equal to twelve (12) months of your then current Base Salary, less all applicable withholdings and deductions, paid over such twelve (12) month period, on the schedule described below (the “Salary Continuation”);

(ii) if you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company’s group health plans following such termination or resignation of employment, then the Company will pay the COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date until the earliest of (A) the close of the twelve (12) month period following the termination of your employment, (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the termination date through the earliest of (A) through (C), the “COBRA Payment Period”). Notwithstanding the foregoing, if the Company determines, in its sole but good faith discretion, that the payment of the COBRA premiums could result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company, in its sole discretion, may elect to instead pay you on the first day of each month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period. You may, but are not obligated to, use such Special Severance Payment toward the cost of COBRA premiums. On the sixtieth (60th) day following your Separation from Service, the Company will make the first payment under this clause equal to the aggregate amount of payments that the Company would have paid through such date had such payments commenced on the Separation from Service through such sixtieth (60th) day, with the balance of the payments paid thereafter on the schedule described above. If you become eligible for coverage under another employer’s group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause will cease;

(c) Conditions to Receive Severance Benefits. The Severance Benefits are conditional upon (i) your continuing to comply with your obligations under your Nondisclosure, Nonsolicitation and Noncompete Agreement; (ii) your delivering to the Company of an effective, general release of claims in favor of the Company in a form acceptable to the Company within sixty (60) days following your termination date; (iii) if you are a member of the Board, your resignation from the Board, to be effective no later than the date of your termination date (or such other date as requested by the Board); and (iv) your compliance with all reasonable requests for transition assistance from the Company. The Salary Continuation will be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the period outlined above following the date of your termination date; provided, however, that no payments will be made prior to the sixtieth (60th) day following your Separation from Service. On the 60th day following your Separation from Service, the Company will pay you in a lump sum the Salary Continuation and other Severance Benefits that you would have received on or prior to such date under the original schedule but for the delay while waiting for the 60th day in compliance with Code Section 409A and the effectiveness of the release, with the balance of the Salary Continuation and other Severance Benefits being paid as originally scheduled.

(d) Definition of Cause. For purposes of this Agreement, “Cause” will mean one or more of the following: (i) your deliberate willful failure or refusal by you to abide by in all material respects specific significant lawful directions received by you in writing constituting an action of the Board and, within forty five (45) days after written notice from the Company of such failure or refusal specifically referencing this Section 7(d), you have not corrected such failure or refusal; (ii) your commission of any act of fraud, embezzlement or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; or (iv) your willful breach of any of your material obligations under any written agreement or written covenant with the Company. Cause will not exist under this Agreement unless the Company gives written notice to you where such notice describes with particularity the alleged act(s) at issue. The foregoing definition does not in any way limit the Company’s ability to terminate your employment at any time.

(e) Definition of Good Reason. For purposes of this Agreement, “Good Reason” will mean your resignation from all positions you then hold with the Company, effective within ninety (90) days after the occurrence of any of the following events without your written consent, provided you give written notice of such event within forty five (45) days after the first occurrence of such event and that you assert that grounds for a resignation for Good Reason exists as a result, and provided such event is not corrected within thirty (30) days after the Company (or any successor thereto) receives written notice from you of (i) a material reduction in your base compensation or target annual bonus eligibility (unless you are treated proportionately similarly to all other employees); (ii) a change in your position with the Company that materially reduces your title, level of authority, responsibilities and/or duties; (iii) a requirement that you relocate more than fifty (50) miles from the Company’s principal place of business; or (iv) any material breach of this Agreement by the Company.

8. Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this letter will be construed to the greatest extent possible as consistent with those provisions. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder will at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments will not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph will be paid in a lump sum to you, and any remaining payments due will be paid as otherwise provided herein or in the applicable agreement. No interest will be due on any amounts so deferred. Notwithstanding any other provision herein to the contrary, in the event of any ambiguity in the terms of this Agreement, such term(s) will be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A. The parties intend all payments and benefits hereunder to be in compliance with Section 409A; however, you acknowledge and agree that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A.

9. Confidentiality Obligations. As condition of your employment, you must sign and abide by the Company’s standard form of Nondisclosure, Nonsolicitation and Noncompete Agreement, a copy of which is attached hereto as Exhibit A.

10. At-Will Employment. Your employment with Company will be “at-will.” This means that either you or the Company may terminate your employment at any time, with or without Cause, and with or without advance notice. Notwithstanding the foregoing, you will be entitled to receive the Severance Benefits under this Agreement pursuant to the terms hereof.

11. External Board Memberships. The Company agrees that you may serve as a member of the Board of Directors of up to two (2) external companies, provided that: (a) the Board approves your continued service as a member of such Boards of Directors; (b) such Board memberships are not with companies engaged in any business that is competitive with the Company’s business, (c) such Board memberships do not interfere with the performance of your duties and responsibilities hereunder, and (d) you shall have six months from the Start Date in order to reduce your Board of Directors memberships to comply with this paragraph.

12. Arbitration. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in Boston, Massachusetts by JAMS, Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. Each party will bear its own attorneys’ fees and litigation costs, except to the extent the underlying law upon which any claim is based provides for the award of attorneys’ fees, in which case such fees will be recoverable as provided by law. The arbitrator will be authorized to award all relief that you or the Company would be entitled to seek in a court of law, including, but not limited to, allocating in the arbitrator’s discretion, between the parties, all costs of the arbitration, including facility fees and the fees and expenses of the arbitrator and reasonable attorneys’ fees, costs and expert witness fees of the parties, if permitted by applicable law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The parties further agree that this Section 12 may be specifically enforced in court.

13. Indemnification. The Company acknowledges and agrees that you will be entitled to indemnification under the Company’s standard form of indemnification agreement.

14. Notices. Any notice to be given hereunder will be in writing and delivered or sent by certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or at such other address as such party may subsequently be designated by like notice:

If to the Company:

GI Dynamics, Inc.

25 Hartwell Avenue

Lexington, MA 02421

Attention: Chairman of the Board

With a copy to:

Daniel Follansbee, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.

One Financial Center

Boston, MA 02111

If to Michael Dale:

Michael Dale

1450 Hunter Drive

Wayzata, MN 55391-9658

With a copy to:

Christopher J Harristhal

Larkin Hoffman Daly & Lindgren Ltd.

1500 Wells Fargo Plaza

7900 Xerxes Avenue South

Minneapolis, MN 55431

15. Survivorship. The respective rights and obligations of the parties hereunder will survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

16. Miscellaneous. This Agreement and the other agreements specifically mentioned herein are the complete and exclusive statement of all of the terms and conditions of your employment with the Company, and supersede and replace any and all prior agreements or representations with regard to the subject matter hereof and thereof, whether written or oral. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified, amended or extended except in a writing signed by you and a duly authorized member of the Board. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and our respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties or rights hereunder without the express written consent of the Company. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provisions had never been contained herein. This Agreement and the terms of your employment with the Company will be governed in all aspects by the laws of the Commonwealth of Massachusetts.

This offer is subject to satisfactory proof of your right to work in the United States and satisfactory completion of a Company-required background check. Please sign and date this Agreement, and the enclosed Nondisclosure, Nonsolicitation and Noncompete Agreement and return them to me by August 28, 2014, if you wish to accept employment at the Company under the terms described above.

We look forward to having you join us. If you have any questions about this Agreement, please do not hesitate to call me.

[Signature Page Follows]

Best regards,

GI DYNAMICS, INC.

/s/ Michael Carusi
Michael Carusi
Director

Accepted and agreed:

MICHAEL DALE

/s/ Michael Dale

Date:	August 28, 2014

EXHIBIT A

[Nondisclosure, Nonsolicitation and Noncompete Agreement]